UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

January 18, 2012

THE GOLDMAN SACHS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	No. 001-14965	No. 13-4019460
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 West Street New York, New York	10282
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 902-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

On January 18, 2012, The Goldman Sachs Group, Inc. (Group Inc. and, together with its consolidated subsidiaries, the firm) reported its earnings for its fourth quarter and year ended December 31, 2011. A copy of Group Inc.’s press release containing this information is being furnished as Exhibit 99.1 to this Report on Form 8-K and is incorporated herein by reference.

The information furnished pursuant to this Item 2.02, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the Exchange Act) or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of Group Inc. under the Securities Act of 1933 or the Exchange Act.

Item 8.01 Other Events.

On January 18, 2012, Group Inc. reported net revenues of $28.81 billion and net earnings of $4.44 billion for the year ended December 31, 2011. Diluted earnings per common share were $4.51 compared with $13.18 for the year ended December 31, 2010. Return on average common shareholders’ equity (ROE) (1) was 3.7% for 2011.

Excluding the preferred dividend of $1.64 billion related to the redemption of the firm’s Series G Preferred Stock, diluted earnings per common share were $7.46 (2) and ROE was 5.9% (2) for the year ended December 31, 2011.

Fourth quarter net revenues were $6.05 billion and net earnings were $1.01 billion. Diluted earnings per common share were $1.84 compared with $3.79 for the fourth quarter of 2010 and a diluted loss per common share of $0.84 for the third quarter of 2011. Annualized ROE (1) was 5.8% for the fourth quarter of 2011.

Net Revenues

Investment Banking

Full Year

Net revenues in Investment Banking were $4.36 billion for 2011, 9% lower than 2010. Net revenues in Financial Advisory were $1.99 billion, 4% lower than 2010. Net revenues in the firm’s Underwriting business were $2.37 billion, 14% lower than 2010, reflecting significantly lower net revenues in equity underwriting, principally due to a decline in industry-wide activity. Net revenues in debt underwriting were essentially unchanged compared with 2010.

Fourth Quarter

Net revenues in Investment Banking were $857 million for the fourth quarter of 2011, 43% lower than the fourth quarter of 2010 and 10% higher than the third quarter of 2011. Net revenues in Financial Advisory were $470 million, 25% lower than the fourth quarter of 2010, primarily reflecting a significant decline in industry-wide completed mergers and acquisitions. Net revenues in the firm’s Underwriting business were $387 million, 56% lower than the fourth quarter of 2010. Net revenues in both equity underwriting and debt underwriting were significantly lower than the fourth quarter of 2010, primarily reflecting a significant decline in industry-wide activity.

The firm’s investment banking transaction backlog increased compared with the end of 2010, and decreased compared with the end of the third quarter of 2011. (3)

Institutional Client Services

Full Year

Net revenues in Institutional Client Services were $17.28 billion for 2011, 21% lower than 2010.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $9.02 billion for 2011, 34% lower than 2010. Although activity levels during 2011 were generally consistent with 2010 levels, and results were solid during the first quarter of 2011, the environment during the remainder of 2011 was characterized by broad market concerns and uncertainty, resulting in volatile markets and significantly wider credit spreads, which contributed to difficult market-making conditions and led to reductions in risk by the firm and its clients. As a result of these conditions, net revenues across the franchise were lower, including significant declines in mortgages and credit products, compared with 2010.

Net revenues in Equities were $8.26 billion for 2011, 2% higher than 2010. During 2011, average volatility levels increased and equity prices in Europe and Asia declined significantly, particularly during the third quarter. The increase in net revenues reflected higher commissions and fees, primarily due to higher transaction volumes, particularly during the third quarter of 2011. In addition, net revenues in securities services increased compared with 2010, reflecting the impact of higher average customer balances. Equities client execution net revenues were lower than 2010, primarily reflecting significantly lower net revenues in shares.

The net gain attributable to the impact of changes in the firm’s own credit spreads on borrowings for which the fair value option was elected was approximately $600 million for 2011.

Fourth Quarter

Net revenues in Institutional Client Services were $3.06 billion for the fourth quarter of 2011, 16% lower than the fourth quarter of 2010 and 25% lower than the third quarter of 2011.

Net revenues in Fixed Income, Currency and Commodities Client Execution were $1.36 billion for the fourth quarter of 2011, 17% lower than the fourth quarter of 2010. The decline in net revenues compared with the fourth quarter of 2010 reflected lower results in mortgages and credit products as continued global economic uncertainty contributed to difficult market-making conditions. These decreases were partially offset by higher net revenues in interest rate products and, to a lesser extent, commodities and currencies.

Net revenues in Equities were $1.69 billion for the fourth quarter of 2011, 15% lower than the fourth quarter of 2010, primarily reflecting lower net revenues in equities client execution, as well as lower commissions and fees. The decline in equities client execution compared with the fourth quarter of 2010 primarily reflected lower net revenues in derivatives. Securities services net revenues were higher compared with the fourth quarter of 2010, primarily reflecting the impact of changes in the composition of customer balances. Although global equity prices generally increased during the quarter, Equities operated in an environment characterized by lower activity levels.

The net gain attributable to the impact of changes in the firm’s own credit spreads on borrowings for which the fair value option was elected was not material for the fourth quarter of 2011.

Investing & Lending

Full Year

Net revenues in Investing & Lending were $2.14 billion for 2011. Results for 2011 included a loss of $517 million from the firm’s investment in the ordinary shares of Industrial and Commercial Bank of China Limited (ICBC) and net gains of $1.12 billion from other investments in equities, primarily in private equity positions, partially offset by losses from public equities. In addition, Investing & Lending included net revenues of $96 million from debt securities and loans. This amount includes approximately $1 billion of unrealized losses related to relationship lending activities, including the effect of hedges, offset by net interest income and net gains from other debt securities and loans. Results for 2011 also included other net revenues of $1.44 billion, principally related to the firm’s consolidated entities held for investment purposes.

Fourth Quarter

Net revenues in Investing & Lending were $872 million for the fourth quarter of 2011. Results for the fourth quarter of 2011 primarily included a gain of $388 million from the firm’s investment in the ordinary shares of ICBC, net gains of $384 million from other investments in equities, primarily in public equities, and other net revenues of $321 million, principally related to the firm’s consolidated entities held for investment purposes. These results were partially offset by net losses of $221 million from debt securities and loans, primarily reflecting approximately $450 million of unrealized losses related to relationship lending activities, including the effect of hedges, partially offset by net interest income.

Investment Management

Full Year

Net revenues in Investment Management were $5.03 billion for 2011, essentially unchanged compared with 2010, primarily due to higher management and other fees, reflecting favorable changes in the mix of assets under management, offset by lower incentive fees. During the year, assets under management decreased $12 billion to $828 billion, reflecting net outflows of $17 billion, partially offset by net market appreciation of $5 billion. Net outflows primarily reflected outflows in fixed income and equity assets, partially offset by inflows in money market assets.

Fourth Quarter

Net revenues in Investment Management were $1.26 billion for the fourth quarter of 2011, 16% lower than the fourth quarter of 2010 and 3% higher than the third quarter of 2011. The decrease in net revenues compared with the fourth quarter of 2010 was primarily due to lower incentive fees. During the quarter, assets under management increased $7 billion to $828 billion, reflecting net market appreciation of $15 billion in equity and fixed income assets, partially offset by net outflows of $8 billion. Net outflows primarily reflected outflows in fixed income and equity assets, partially offset by inflows in money market assets.

Expenses

Operating expenses were $22.64 billion for 2011, 14% lower than 2010.

Compensation and Benefits

Compensation and benefits expenses (including salaries, discretionary compensation, amortization of equity awards and other items such as benefits) were $12.22 billion for 2011, a 21% decline compared with $15.38 billion for 2010. The ratio of compensation and benefits to net revenues for 2011 was 42.4%. Total staff (4) decreased 7% compared with the end of 2010.

Non-Compensation Expenses

Full Year

Non-compensation expenses were $10.42 billion for 2011, essentially unchanged compared with 2010. Non-compensation expenses for 2011 included higher brokerage, clearing, exchange and distribution fees, increased reserves related to the firm’s insurance business and higher market development expenses compared with 2010. These increases were offset by lower other expenses during 2011. The decrease in other expenses primarily reflected lower net provisions for litigation and regulatory proceedings (2010 included $550 million related to a settlement with the SEC).

Fourth Quarter

Non-compensation expenses were $2.59 billion, 15% lower than the fourth quarter of 2010 and 5% lower than the third quarter of 2011. The decrease compared with the fourth quarter of 2010 was primarily due to the impact of an impairment of the firm’s New York Stock Exchange Designated Market Maker rights of $305 million during the fourth quarter of 2010 and higher charitable contributions during the fourth quarter of 2010. These decreases were partially offset by the impact of impairments on consolidated investments of approximately $170 million during the fourth quarter of 2011.

The fourth quarter of 2011 included $47 million of net provisions for litigation and regulatory proceedings and $78 million of charitable contributions to Goldman Sachs Gives. Compensation was reduced to fund the charitable contribution to Goldman Sachs Gives. This amount is in addition to prior year contributions made to Goldman Sachs Gives.

Provision for Taxes

The effective income tax rate for 2011 was 28.0% (5), down from 30.3% for the first nine months of 2011. The decrease in the effective income tax rate was primarily due to an increase in permanent benefits as a percentage of earnings and the earnings mix.

Capital

As of December 31, 2011, total capital was $243.93 billion, consisting of $70.38 billion in total shareholders’ equity (common shareholders’ equity of $67.28 billion and preferred stock of $3.10 billion) and $173.55 billion in unsecured long-term borrowings. Book value per common share was $130.31 and tangible book value per common share (6) was $119.72, both approximately 1% higher compared with the end of 2010 and both approximately 1% lower compared with the end of the third quarter of 2011. Book value and tangible book value per common share are based on common shares outstanding, including restricted stock units granted to employees with no future service requirements, of 516.3 million at period end.

During the year, the firm repurchased 47.0 million shares of its common stock at an average cost per share of $128.33, for a total cost of $6.04 billion, including 9.2 million shares during the fourth quarter at an average cost of $98.54, for a total cost of $908 million. The remaining share authorization under the firm’s existing repurchase program is 63.5 million shares. (7)

Under the regulatory capital guidelines currently applicable to bank holding companies (Basel 1), the firm’s Tier 1 capital ratio (8) was 13.8% and the firm’s Tier 1 common ratio (9) was 12.1% as of December 31, 2011, both unchanged compared with the end of the third quarter of 2011.

Other Balance Sheet and Liquidity Metrics

•	Total assets (10) were $923 billion as of December 31, 2011, compared with $949 billion as of September 30, 2011 and $911 billion as of December 31, 2010.

•	Level 3 assets (10) were $48 billion as of December 31, 2011, compared with $47 billion as of September 30, 2011 and $45 billion as of December 31, 2010, and represented 5.2% of total assets.

•

The firm’s global core excess liquidity (GCE) (11) was $172 billion as of December 31, 2011 and averaged $167 billion for the fourth quarter of 2011, compared with the average of $164 billion for the third quarter of 2011. GCE averaged $166 billion for 2011, compared with the average of $168 billion for 2010.

Dividends

The Goldman Sachs Group, Inc. declared a dividend of $0.35 per common share to be paid on March 29, 2012 to common shareholders of record on March 1, 2012. The firm also declared dividends of $239.58, $387.50, $255.56 and $255.56 per share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, respectively (represented by depositary shares, each representing a 1/1,000th interest in a share of preferred stock), to be paid on February 10, 2012 to preferred shareholders of record on January 26, 2012.

Cautionary Note Regarding Forward-Looking Statements

This Report on Form 8-K contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts, but instead represent only the firm’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the firm’s control. It is possible that the firm’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. For a discussion of some of the risks and important factors that could affect the firm’s future results and financial condition, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Certain of the information regarding the firm’s capital ratios, risk-weighted assets, total assets, level 3 assets and global core excess liquidity consist of preliminary estimates. These estimates are forward-looking statements and are subject to change, possibly materially, as the firm completes its financial statements.

Statements about the firm’s investment banking transaction backlog also may constitute forward-looking statements. Such statements are subject to the risk that the terms of these transactions may be modified or that they may not be completed at all; therefore, the net revenues, if any, that the firm actually earns from these transactions may differ, possibly materially, from those currently expected. Important factors that could result in a modification of the terms of a transaction or a transaction not being completed include, in the case of underwriting transactions, a decline or continued weakness in general economic conditions, outbreak of hostilities, volatility in the securities markets generally or an adverse development with respect to the issuer of the securities and, in the case of financial advisory transactions, a decline in the securities markets, an inability to obtain adequate financing, an adverse development with respect to a party to the transaction or a failure to obtain a required regulatory approval. For a discussion of other important factors that could adversely affect the firm’s investment banking transactions, see “Risk Factors” in Part I, Item 1A of the firm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Year Ended		% Change From
	December 31, 2011	December 31, 2010	December 31, 2010
Investment Banking
Financial Advisory	$1,987	$2,062	(4)%

Equity underwriting	1,085	1,462	(26)
Debt underwriting	1,283	1,286	—

Total Underwriting	2,368	2,748	(14)

Total Investment Banking	4,355	4,810	(9)

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	9,018	13,707	(34)

Equities client execution	3,031	3,231	(6)
Commissions and fees	3,633	3,426	6
Securities services	1,598	1,432	12

Total Equities	8,262	8,089	2

Total Institutional Client Services	17,280	21,796	(21)

Investing & Lending
ICBC	(517)	747	N.M.
Equity securities (excluding ICBC)	1,120	2,692	(58)
Debt securities and loans	96	2,597	(96)
Other (12)	1,443	1,505	(4)

Total Investing & Lending	2,142	7,541	(72)

Investment Management
Management and other fees	4,188	3,956	6
Incentive fees	323	527	(39)
Transaction revenues	523	531	(2)

Total Investment Management	5,034	5,014	—

Total net revenues	$28,811	$39,161	(26)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SEGMENT NET REVENUES

(UNAUDITED)

$ in millions

	Three Months Ended			% Change From
	December 31, 2011	September 30, 2011	December 31, 2010	September 30, 2011	December 31, 2010
Investment Banking
Financial Advisory	$470	$523	$628	(10)%	(25)%

Equity underwriting	191	90	555	112	(66)
Debt underwriting	196	168	324	17	(40)

Total Underwriting	387	258	879	50	(56)

Total Investment Banking	857	781	1,507	10	(43)

Institutional Client Services
Fixed Income, Currency and Commodities Client Execution	1,363	1,731	1,636	(21)	(17)

Equities client execution	526	903	772	(42)	(32)
Commissions and fees	782	1,019	863	(23)	(9)
Securities services	385	409	368	(6)	5

Total Equities	1,693	2,331	2,003	(27)	(15)

Total Institutional Client Services	3,056	4,062	3,639	(25)	(16)

Investing & Lending
ICBC	388	(1,045)	55	N.M.	N.M.
Equity securities (excluding ICBC)	384	(1,004)	1,066	N.M.	(64)
Debt securities and loans	(221)	(907)	537	N.M.	N.M.
Other (12)	321	477	330	(33)	(3)

Total Investing & Lending	872	(2,479)	1,988	N.M.	(56)

Investment Management
Management and other fees	1,016	1,044	1,057	(3)	(4)
Incentive fees	141	45	310	N.M.	(55)
Transaction revenues	107	134	141	(20)	(24)

Total Investment Management	1,264	1,223	1,508	3	(16)

Total net revenues	$6,049	$3,587	$8,642	69	(30)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts

	Year Ended		% Change From
	December 31, 2011	December 31, 2010	December 31, 2010
Revenues
Investment banking	$4,361	$4,810	(9)%
Investment management	4,691	4,669	—
Commissions and fees	3,773	3,569	6
Market making	9,287	13,678	(32)
Other principal transactions	1,507	6,932	(78)

Total non-interest revenues	23,619	33,658	(30)

Interest income	13,174	12,309	7
Interest expense	7,982	6,806	17

Net interest income	5,192	5,503	(6)

Net revenues, including net interest income	28,811	39,161	(26)

Operating expenses
Compensation and benefits	12,223	15,376	(21)

U.K. bank payroll tax	—	465	(100)

Brokerage, clearing, exchange and distribution fees	2,463	2,281	8
Market development	640	530	21
Communications and technology	828	758	9
Depreciation and amortization	1,865	1,889	(1)
Occupancy	1,030	1,086	(5)
Professional fees	992	927	7
Insurance reserves	529	398	33
Other expenses	2,072	2,559	(19)

Total non-compensation expenses	10,419	10,428	—

Total operating expenses	22,642	26,269	(14)

Pre-tax earnings	6,169	12,892	(52)
Provision for taxes	1,727	4,538	(62)

Net earnings	4,442	8,354	(47)

Preferred stock dividends	1,932	641	N.M.

Net earnings applicable to common shareholders	$2,510	$7,713	(67)

Earnings per common share
Basic (13)	$4.71	$14.15	(67)%
Diluted	4.51	13.18	(66)

Average common shares outstanding
Basic	524.6	542.0	(3)
Diluted	556.9	585.3	(5)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

In millions, except per share amounts and total staff

	Three Months Ended			% Change From
	December 31, 2011	September 30, 2011	December 31, 2010	September 30, 2011	December 31, 2010
Revenues
Investment banking	$863	$781	$1,507	10%	(43)%
Investment management	1,196	1,133	1,415	6	(15)
Commissions and fees	804	1,056	904	(24)	(11)
Market making	1,289	1,800	1,594	(28)	(19)
Other principal transactions	832	(2,539)	1,884	N.M.	(56)

Total non-interest revenues	4,984	2,231	7,304	123	(32)

Interest income	3,032	3,354	3,069	(10)	(1)
Interest expense	1,967	1,998	1,731	(2)	14

Net interest income	1,065	1,356	1,338	(21)	(20)

Net revenues, including net interest income	6,049	3,587	8,642	69	(30)

Operating expenses
Compensation and benefits	2,208	1,578	2,253	40	(2)

U.K. bank payroll tax	—	—	(135)	—	N.M.

Brokerage, clearing, exchange and distribution fees	560	668	578	(16)	(3)
Market development	138	140	175	(1)	(21)
Communications and technology	211	209	204	1	3
Depreciation and amortization	514	389	725	32	(29)
Occupancy	249	262	259	(5)	(4)
Professional fees	243	253	262	(4)	(7)
Insurance reserves	127	197	52	(36)	144
Other expenses	552	621	795	(11)	(31)

Total non-compensation expenses	2,594	2,739	3,050	(5)	(15)

Total operating expenses	4,802	4,317	5,168	11	(7)

Pre-tax earnings / (loss)	1,247	(730)	3,474	N.M.	(64)
Provision / (benefit) for taxes	234	(337)	1,087	N.M.	(78)

Net earnings / (loss)	1,013	(393)	2,387	N.M.	(58)

Preferred stock dividends	35	35	160	—	(78)

Net earnings / (loss) applicable to common shareholders	$978	$(428)	$2,227	N.M.	(56)

Earnings / (loss) per common share (13)
Basic	$1.91	$(0.84)	$4.10	N.M. %	(53)%
Diluted	1.84	(0.84)	3.79	N.M.	(51)

Average common shares outstanding
Basic	508.0	518.2	541.0	(2)	(6)
Diluted	531.8	518.2	587.5	3	(9)

Selected Data
Total staff at period end (4)	33,300	34,200	35,700	(3)	(7)
Total staff at period end including consolidated entities held for investment purposes (14)	34,700	36,800	38,700	(6)	(10)

THE GOLDMAN SACHS GROUP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA

(UNAUDITED)

Average Daily VaR (15)

$ in millions

	Three Months Ended				Year Ended
	December 31, 2011	September 30, 2011		December 31, 2010	December 31, 2011		December 31, 2010
Risk Categories
Interest rates	$123	$90		$86	$94		$93
Equity prices	23	24		65	33		68
Currency rates	21	15		32	20		32
Commodity prices	26	25		23	32		33
Diversification effect (16)	(58)	(52)		(86)	(66)		(92)

Total	$135	$102		$120	$113		$134

Assets Under Management (17) $ in billions

	As of				% Change From
	December 31, 2011	September 30, 2011		December 31, 2010	September 30, 2011		December 31, 2010
Asset Class
Alternative investments	$142	$144		$148	(1)%		(4)%
Equity	126	123		144	2		(13)
Fixed income	340	347		340	(2)		—

Total non-money market assets	608	614		632	(1)		(4)

Money markets	220	207		208	6		6

Total assets under management	$828	$821		$840	1		(1)

	Three Months Ended				Year Ended
	December 31, 2011	September 30, 2011		December 31, 2010	December 31, 2011		December 31, 2010
Balance, beginning of period	$821	$844		$823	$840		$871

Net inflows / (outflows)
Alternative investments	(2)	—		(2)	(5)		(1)
Equity	(7)	—		(2)	(9)		(21)
Fixed income	(12)	(5)		—	(15)		7

Total non-money market net inflows /(outflows)	(21)	(5)		(4)	(29)		(15)

Money markets	13	11		9	12		(56)

Total net inflows / (outflows)	(8)	6	(18)	5	(17	) (18)	(71)

Net market appreciation / (depreciation)	15	(29)		12	5		40

Balance, end of period	$828	$821		$840	$828		$840

Footnotes

(1)

ROE is computed by dividing net earnings (or annualized net earnings for annualized ROE) applicable to common shareholders by average monthly common shareholders’ equity. The table below presents the firm’s average common shareholders’ equity:

	Three Months Ended	Three Months Ended
	Average for the
	Year Ended December 31, 2011	Three Months Ended December 31, 2011
	(unaudited, $ in millions)
Total shareholders’ equity	$72,708	$70,241
Preferred stock	(3,990)	(3,100)

Common shareholders’ equity	$$68,718	$67,141

(2)

Management believes that presenting the firm’s results excluding the impact of the $1.64 billion preferred dividend related to the redemption of the firm’s Series G Preferred Stock (calculated as the difference between the carrying value and the redemption value of the preferred stock) is meaningful, as it increases the comparability of period-to-period results. Diluted earnings per common share and ROE excluding this dividend are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The tables below present the calculation of net earnings applicable to common shareholders, diluted earnings per common share and average common shareholders’ equity excluding the impact of this dividend:

For the
Year Ended December 31, 2011
(unaudited, in millions, except per share amount)
Net earnings applicable to common shareholders	$2,510
Impact of the Series G Preferred Stock dividend	1,643

Net earnings applicable to common shareholders, excluding the impact of the Series G Preferred Stock dividend	$4,153
Divided by: average diluted common shares outstanding	556.9

Diluted earnings per common share, excluding the impact of the Series G Preferred Stock dividend	$7.46

Average for the
Year Ended December 31, 2011
(unaudited, $ in millions)
Total shareholders’ equity	$72,708
Preferred stock	(3,990)

Common shareholders’ equity	68,718
Impact of the Series G Preferred Stock dividend	1,264

Common shareholders’ equity, excluding the impact of the Series G Preferred Stock dividend	$69,982

(3)

The firm’s investment banking transaction backlog represents an estimate of the firm’s future net revenues from investment banking transactions where management believes that future revenue realization is more likely than not.

(4)	Includes employees, consultants and temporary staff.

(5)

The effective income tax rate for 2011 was 28.0%, compared with 35.2% for 2010. Excluding the impact of the $465 million U.K. bank payroll tax for the full year and the $550 million SEC settlement, substantially all of which was non-deductible, the effective income tax rate for 2010 was 32.7%. The decrease from 32.7% to 28.0% was primarily due to an increase in permanent benefits as a percentage of earnings and the earnings mix. Management believes that presenting the firm’s effective income tax rate for 2010 excluding the impact of these items is meaningful as excluding them increases the comparability of period-to-period results. The effective income tax rate excluding the impact of these items is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies. The table below presents the calculation of the effective income tax rate excluding the impact of these amounts:

	For the
	Year Ended December 31, 2010
	Pre-tax earnings	Provision for taxes	Effective income tax rate
	(unaudited, $ in millions)
As reported	$12,892	$4,538	35.2%
Add back: Impact of the U.K. bank payroll tax	465	—
Impact of the SEC settlement	550	6

As adjusted	$13,907	$4,544	32.7%

Footnotes (continued)

(6)

Tangible common shareholders’ equity equals total shareholders’ equity less preferred stock, goodwill and identifiable intangible assets. Tangible book value per common share is computed by dividing tangible common shareholders’ equity by the number of common shares outstanding, including restricted stock units granted to employees with no future service requirements. Management believes that tangible common shareholders’ equity and tangible book value per common share are meaningful because they are measures that the firm and investors use to assess capital adequacy. Tangible common shareholders’ equity and tangible book value per common share are non-GAAP measures and may not be comparable to similar non-GAAP measures used by other companies. The table below presents the reconciliation of total shareholders’ equity to tangible common shareholders’ equity:

As of
December 31, 2011
(unaudited, $ in millions)
Total shareholders’ equity	$70,379
Preferred stock	(3,100)

Common shareholders’ equity	67,279
Goodwill and identifiable intangible assets	(5,468)

Tangible common shareholders’ equity	$61,811

(7)

The remaining share authorization represents the shares that may be repurchased under the repurchase program approved by the Board of Directors. As disclosed in “Note 19. Shareholders’ Equity” in Part I, Item 1 “Financial Statements” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2011, share repurchases require approval by the Board of Governors of the Federal Reserve System.

(8)

The Tier 1 capital ratio equals Tier 1 capital divided by risk-weighted assets. The firm’s risk-weighted assets under Basel 1 were approximately $457 billion as of December 31, 2011. This ratio represents a preliminary estimate as of the date of this Report on Form 8-K and may be revised in the firm’s Annual Report on Form 10-K for the year ended December 31, 2011. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2011.

(9)

The Tier 1 common ratio equals Tier 1 common capital divided by risk-weighted assets. As of December 31, 2011, Tier 1 common capital was $55.16 billion, consisting of Tier 1 capital of $63.26 billion less preferred stock of $3.10 billion and junior subordinated debt issued to trusts of $5.00 billion. Management believes that the Tier 1 common ratio is meaningful because it is one of the measures that the firm and investors use to assess capital adequacy and, while not currently a formal regulatory capital ratio, this measure is of increasing importance to regulators. The Tier 1 common ratio is a non-GAAP measure and may not be comparable to similar non-GAAP measures used by other companies. This ratio represents a preliminary estimate as of the date of this Report on Form 8-K and may be revised in the firm’s Annual Report on Form 10-K for the year ended December 31, 2011. For a further discussion of the firm’s capital ratios, see “Equity Capital” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2011.

(10)	This amount represents a preliminary estimate as of the date of this Report on Form 8-K and may be revised in the firm’s Annual Report on Form 10-K for the year ended December 31, 2011.

(11)

The firm’s global core excess represents a pool of excess liquidity consisting of unencumbered, highly liquid securities and cash. These amounts represent preliminary estimates as of the date of this Report on Form 8-K and may be revised in the firm’s Annual Report on Form 10-K for the year ended December 31, 2011. For a further discussion of the firm’s global core excess liquidity pool, see “Liquidity Risk Management” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2011.

(12)	Primarily includes net revenues related to the firm’s consolidated entities held for investment purposes.

(13)

Unvested share-based payment awards that have non-forfeitable rights to dividends or dividend equivalents are treated as a separate class of securities in calculating earnings per common share. The impact of applying this methodology was a reduction in basic earnings per common share of $0.07 and $0.08 for the years ended December 31, 2011 and December 31, 2010, respectively, a reduction in basic earnings per common share of $0.02 for both the three months ended December 31, 2011 and December 31, 2010, and an increase in basic and diluted loss per common share of $0.01 for the three months ended September 30, 2011.

(14)

Compensation and benefits and non-compensation expenses related to consolidated entities held for investment purposes are included in their respective line items in the consolidated statements of earnings.

(15)

VaR is the potential loss in value of the firm’s inventory positions due to adverse market movements over a one-day time horizon with a 95% confidence level. For a further discussion of VaR, see “Market Risk Management” in Part I, Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the firm’s Quarterly Report on Form 10-Q for the period ended September 30, 2011.

(16)	Equals the difference between total VaR and the sum of the VaRs for the four risk categories. This effect arises because the four market risk categories are not perfectly correlated.

(17)	Assets under management include only client assets where the firm earns a fee for managing assets on a discretionary basis.

(18)	Includes $6 billion of asset inflows in connection with the firm’s acquisitions of Goldman Sachs & Partners Australia Group Holdings Pty Ltd and Benchmark Asset Management Company Private Limited.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is being furnished as part of this Report on Form 8-K:

99.1	Press release of Group Inc. dated January 18, 2012 containing financial information for its fourth quarter and year ended December 31, 2011.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GOLDMAN SACHS GROUP, INC. (Registrant)

Date: January 18, 2012	By:	/s/ David A. Viniar
		Name:	David A. Viniar
		Title:	Chief Financial Officer